Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, as amended, each of the undersigned agrees to the joint filing on behalf of each of them of the Statement on Schedule 13G filed herewith (and any amendments thereto), relating to the share capital of Vera Therapeutics, Inc .

This Joint Filing Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

Dated: Darmstadt, January 26, 2023

ARES TRADING SA		ARES TRADING SA
By:	/s/ Cedric Hyde	By:	/s/ Florence Jolidon

Name:	Cedric Hyde	Name:	Florence Jolidon

Title:	CFO	Title:	Finance Manager

MERCK SERONO SA, COINSINS, SWITZERLAND, AN AFFILIATE OF MERCK KGAA, DARMSTADT, GERMANY		MERCK SERONO SA, COINSINS, SWITZERLAND, AN AFFILIATE OF MERCK KGAA, DARMSTADT, GERMANY
By:	/s/ Cedric Hyde	By:	/s/ Tearaboth Te

Name:	Cedric Hyde	Name:	Tearaboth Te

Title:	CFO	Title:	Treasury Director

MERCK KGAA, DARMSTADT, GERMANY		MERCK KGAA, DARMSTADT, GERMANY
By:	/s/ Jens Eckhardt	By:	/s/ Johannes Eckhardt

Name:	Jens Eckhardt	Name:	Johannes Eckhardt

Title:	Head of Legal Business Development	Title:	Senior Corporate Counsel

E.MERCK KG, DARMSTADT, GERMANY		E.MERCK KG, DARMSTADT, GERMANY

By:	/s/ Johannes Eckhardt	By:	/s/ Kristin Eibisch

Name:	Johannes Eckhardt	Name:	Kristin Eibisch

Title:	Attorney-in-Fact	Title:	Attorney-in-Fact